Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 (No. 333-217976) of Oasis Midstream Partners LP of our report dated April 7, 2017 relating to the balance sheets of Oasis Midstream Partners LP, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, TX

May 30, 2017